Exhibit 10.9

H.B. FULLER COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN II—2008

Third Declaration of Amendment

Pursuant to Section 6.10 of the H.B. Fuller Company Supplemental Executive Retirement Plan II—2008 (the “Plan”), the Company hereby amends the Plan effective October 1, 2021, as follows:

1.	Section 5.1 is amended in its entirety to read as follows:

5.1.         Administrator.

A.         Subject to Section 5.1B, the Compensation Committee of the Board of Directors of the Company (or such other committee of such board that is, at any relevant time, performing the functions of the Compensation Committee) shall be the Administrator of the Plan. The Committee may delegate any of its administrative functions to another person, subject to revocation of such delegation at any time.

B.         The provisions of this Section 5.1B shall not apply unless and until a Change in Control has occurred. For purposes of this Plan, upon a Change in Control, the Benefit Plans Committee shall be the Administrator at all times following the occurrence of a Change in Control. The Benefit Plans Committee referred to in this Plan shall be comprised of the individuals who, immediately prior to the Change in Control, are then serving on the Company’s Benefit Plans Committee, or if there is no such committee, it shall be comprised of the individuals then serving as the Company’s chief financial officer, senior human resources officer, treasurer and vice president of corporate financial strategy (or equivalent positions, regardless of title). If one or more of the individuals serving on the Benefit Plans Committee is unable or unwilling to serve on the Benefit Plans Committee, the number of individuals serving on the Benefit Plans Committee may be reduced. In the event none of the aforementioned individuals is able or willing to serve, the individual serving as Chief Executive Officer of the Company immediately prior to the Change in Control will serve as the Benefit Plans Committee. The Benefit Plans Committee shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan and any trust under Section 4.2, including, but not limited to, benefit entitlement determinations. Upon and after the occurrence of a Change in Control, the Company (or successor thereto) must: (1) pay all reasonable administrative expenses incurred by the Benefit Plans Committee; (2) indemnify the Benefit Plans Committee members against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Benefit Plans Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of a Benefit Plans Committee member; and (3) supply full and timely information to the Benefit Plans Committee on all matters relating to the Plan, any trust, the Participants and their beneficiaries, the Accounts of the Participants, and such other pertinent information as the Benefit Plans Committee may reasonably require. Upon and after a Change in Control, the members of the Benefit Plans Committee may not be removed by the Company (or successor thereto), and the Benefit Plans Committee may not be terminated by the Company (or successor thereto).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

Dated: September 30, 2021

H.B. FULLER COMPANY

/s/ James J. Owens
President and Chief Executive Officer

ATTEST:

Timothy J. Keenan
Secretary or Assistant Secretary